SciClone Secures $6 Million in Debt Financing From Silicon Valley Bank

FOSTER CITY, CA -- 11/19/2008 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that Silicon Valley Bank will provide the company's operating subsidiaries a $6,000,000 debt financing ("the Bank Line"). The Bank Line will be used to provide additional working capital to support SciClone's growth.

"This Bank Line provides SciClone with additional financial flexibility as we focus our plans on growing our revenue-generating business," said Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone.

The Bank Line from Silicon Valley Bank is a revolving line-of-credit facility that permits borrowing up to $6 million for a term of 36 months.

As of September 30, 2008, prior to this financing, SciClone's cash, cash equivalents and short-term investments totaled $24.4 million. In addition, SciClone has long-term investments of $2.0 million at September 30, 2008.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a global biopharmaceutical company dedicated to developing and commercializing promising therapies for life-threatening diseases. SciClone's corporate infrastructure leverages diverse global resources to finance growth in multiple markets and fund development of its advanced pipeline of mid- to late-stage product candidates. SciClone's lead product, ZADAXIN®, is approved for sale in over 30 countries for the treatment of hepatitis B, hepatitis C, and certain immune-sensitive cancers. According to SciClone's most recently publicly-issued guidance, sales of ZADAXIN are expected to grow for the full year 2008 by more than 40% compared to 2007, and are expected to reach $49 to $51 million in China alone. SciClone has several products in clinical development, consisting of thymalfasin for stage IV melanoma, RP101 for the treatment of pancreatic cancer, and SCV-07 for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead™ for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

The information in this press release contains forward-looking statements including our expectations and beliefs regarding financial results for 2008, future sales and operations, and the timing and results of our clinical trials. Words such as "expects," "plans," "believe," "may," "will," "anticipated," "intended" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, statements that refer to expectations, goals, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In particular, these statements include references to expectations of future revenue. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and actual results could differ materially and adversely. These risks include changes in demand for and sales of ZADAXIN, the progress or failure of clinical trials, our actual experience in executing on our objectives, the performance of our partners, maintenance of the sufficiency and eligibility of the enrolled patient population, unanticipated delays or additional expenses incurred during our clinical trials, our future cash requirements, delays in analyzing and synthesizing data obtained from clinical trials, the performance and future actions of our strategic partners, unexpected delays in clinical trial enrollment, future actions by the U.S. Food and Drug Administration or equivalent regulatory authorities in Europe and the fact that experimental data and clinical results derived from studies with a limited group of patients may not be predictive of the results of larger studies, as well as other risks and uncertainties described in SciClone's filings with the Securities and Exchange Commission.

Corporate Contact:
Ana Kapor
SciClone Pharmaceuticals, Inc.
650.358.3437
investorrelations@sciclone.com